EXHIBIT 99.1

                         [1-800-FLOWERS.COM, Inc. LOGO]




Investor Contact:                                  Media Contacts:
Joseph D. Pititto             Ken Young            Mike Rosen, Bratskeir and Co.
(516) 237-6131                (516) 237-6102         (212) 679-2233 (ext. 213)
E-mail:invest@1800flowers.com  kyoung@1800flowers.com     mrosen@bratskeir.com


    1-800-FLOWERS.COM(R)ACQUIRES THE POPCORN FACTORY, A MULTI-CHANNEL DIRECT
              MARKETER OF PREMIUM POPCORN AND SPECIALTY FOOD GIFTS


Westbury, NY, May 6, 2002 - 1-800-FLOWERS.COM (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today announced the acquisition of The Popcorn Factory from Wand Partners, Inc., a private investment firm. The Popcorn Factory is a multi-channel direct marketer of premium popcorn and other food gift products - including chocolates, cookies and other confections - sold in decorative gift tins and baskets. Its products are marketed to both consumer and corporate customers via catalogs and through its website on the Internet. The Popcorn Factory generated approximately $30 million in revenue during calendar 2001.

Jim McCann, 1-800-FLOWERS.COM CEO, said "The Popcorn Factory's product offering of high quality and proprietary popcorn and confectionery gifts will help us accelerate our already substantial growth in the gourmet food gifts and gift baskets category for both consumer and corporate giving. In addition, the Popcorn Factory's multi-channel marketing approach and corporate sales efforts are consistent with our business development strategy in this area."

McCann noted that the acquisition " illustrates the flexibility that our strong balance sheet provides, allowing us to be opportunistic and react quickly when we identify businesses that fit our stated criteria of being accretive to our growth and profitability when appended to our asset base. By leveraging our great collection of assets - including our brands, our database of more than 10 million customers, our strong online presence and our unique same-day and next-day delivery capabilities - we believe we can both drive sales and gain significant operating efficiencies for the Popcorn Factory brand."


Bruce Schnitzer, Chairman of Wand Partners, said "The Popcorn Factory is an excellent fit with 1-800-FLOWERS.COM and we see significant growth opportunities for the company as part of 1-800-FLOWERS.COM's broad gift offering." Schnitzer also said he believed The Popcorn Factory's employees, vendors and customers would benefit from 1-800-FLOWERS.COM'S significant assets, resources and experience as well as its focus on providing a broad range of thoughtful gifts and services for its customers. "We're very excited to become 1-800-FLOWERS.COM shareholders and look forward to participating in the future success of the company," he added.
                                     (more)




             1-800-FLOWERS.COM ACQUIRES THE POPCORN FACTORY, pg. 2:


McCann noted that the acquisition provides a database of more than one million customers, including a growing list of corporate accounts, as well as "very attractive" gross profit margins in excess of 45 percent. "Most important," he said, "the Popcorn Factory offers a strong brand name within the gift foods category and comes with a talented group of marketing and merchandising professionals who, along with our excellent marketing and merchandising team, can help us grow this important gift category."

About 1-800-FLOWERS.COM(R) With one of the most recognized brands in gift retailing, 1-800-FLOWERS.COM provides a broad range of thoughtful gift products including flowers, plants, gourmet foods, candies, gift baskets and other unique gifts to customers around the world via: the Internet at (www.1800flowers.com); by calling 1-800-FLOWERS(R) (1-800-356-9377) 24 hours a day; or by visiting one of its Company- operated or franchised stores. The Company's gift product line is extended by the merchandise sold under its complimentary brands, including home decor and garden merchandise under Plow & Hearth(R) (phone: 1-800-627-1712 and web: www.plowandhearth.com), gourmet food products under GreatFood.com(R) (www.greatfood.com), and children's gifts under HearthSong(R) (www.hearthsong.com) and Magic Cabin Dolls(R) (www.magiccabindolls.com). 1-800-FLOWERS.COM currently maintains strategic online relationships with AOL Time Warner (AOL keyword: 1800flowers), Yahoo!, and Microsoft Corporation (MSN) among others. The Company's website was recently chosen as one of "The Best Places to Shop Online" by The Wall Street Journal. The Company's Class A common stock is listed on the NASDAQ National Market (ticker symbol "FLWS").

Special Note Regarding Forward-Looking Statements: A number of statements contained in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to drive sales growth and gain operating efficiencies for The Popcorn Factory; its ability to effectively manage the integration of the operations of The Popcorn Factory into the Company's operations; the Company's ability to maintain and enhance its online shopping web sites to attract customers; its ability to cost efficiently manage inventories; its ability to successfully introduce new products and product categories; its ability to maintain and enhance profit margins for its various products; its ability to provide timely fulfillment of customer orders; its ability to reduce customer service issues and manage customer credits and charge-backs; its ability to cost effectively acquire and retain customers; its ability to continue growing revenues; its ability to manage expenses associated with necessary general and administrative, manufacturing and technology investments; its ability to achieve cost savings in marketing and selling; its ability to improve its bottom line results; and general economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.